SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                  ____________




Date of Report (Date of earliest event reported)    March 14, 1997
                                                 -------------------------------

                    INTERNATIONAL FAST FOOD CORPORATION, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



         Florida                      0-20203                   65-0302338
--------------------------------------------------------------------------------
(State or other jurisdiction     (Commission File             (IRS Employer
 or incorporation)                    Number)                Identification No.)



            1000 Lincoln Road, Suite 200, Miami Beach, Florida 33139
          ------------------------------------------------------------
          (Address of principal executive offices, including zip code)


Registrant's telephone number, including area code       (305) 531-5800
                                                   -----------------------------

          -------------------------------------------------------------
          (Former name or former address, if changed since last report)






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Item 5.  Other Events
         ------------

      On March 14, 1997, International Fast Food Corporation, Inc. ("IFFC"), International Fast Food Polska, SP.Z.o.o ("IFFP"), Burger King Corporation ("BKC"), Litigation Funding, Inc. ("LFI"), and Mitchell Rubinson, individually, closed the settlement of litigation filed by IFFC and IFFP against BKC styled International Fast Food Corporation and INTERNATIONAL FAST FOOD POLSKA SP.Z.O.O
V. BURGER KING CORPORATION, which was pending in the Circuit Court of the 11th Judicial Circuit in and for Dade County, Florida ("the litigation"). Trial by jury in the litigation began in January 1997.

      Under the terms of the Settlement Agreement, BKC paid IFFC for the benefit of IFFC and IFFP $5,000,000 (the "Settlement Amount") (less $21,865 of royalties owed by IFFP to BKC for February 1997) for a net amount of $4,978,135. The Settlement Agreement provides that no more than $2,000,000 cash of the Settlement Amount may be utilized to pay legal fees and costs of IFFC and IFFP, including the obligations of IFFC and IFFP to LFI under the agreement to assign litigation proceeds entered into in July 1996, as amended. The remaining $3,000,000 must be used by IFFC in the development of Burger King restaurants in Poland.

      In addition, BKC forgave $499,796, representing all monies owed BKC by IFFP and IFFC through and including January 31, 1997.

      The Settlement Agreement provided for IFFC and BKC to enter into an agreement to cancel the existing Development Agreement between BKC and IFFC dated on or about September 24, 1991, which expired on September 24, 1996 and enter into a new Development Agreement. The new Development Agreement provides that IFFC shall be granted the exclusive right to develop Burger King restaurants in Poland, except for certain exceptions for military bases, institutional locations and hotel chains. The Development Agreement has a ten
(10) year term expiring September 30, 2007. IFFC under the Development Agreement is obligated to open a minimum of 45 new restaurants in accordance with the development schedule which provides for three (3) units to be opened through September 30, 1998, four (4) units to be opened in each development year beginning October 1, 1998 and ending September 30, 2001, and five (5) units to be opened up in each development year beginning October 1, 2001 and ending September 30, 2007. The new Development Agreement calls for certain cash contributions from BKC to IFFC over the term of the Development Agreement and additional sums based on an incentive arrangement when earned to be retained by IFFC out of BKC's future royalties.

      Under the Development Agreement, IFFC is obligated to pay BKC a $1,000,000 Development Fee. However, IFFC shall not be obligated to pay the Development Fee if IFFC is in compliance with the development schedule thirty (30) months from the date of the Development Agreement and achieves gross sales of $11,000,000 for the twelve (12) months preceding the thirty (30) month target date or reduced to $250,000 if the development schedule has been complied with but gross sales are less than $11,000,000 but greater than $9,000,000.


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      If IFFC is obligated to pay the Development  Fee, IFFC may, at its option, pay BKC the $1,000,000 or $250,000, as the case may be, for the Development Fee or deliver the binding obligation of Mitchell Rubinson that the "Rubinson Group" shall within six (6) months of the date such payment is due divest itself of any indirect or direct interest IFFC and the BKC restaurants open in Poland. The Rubinson Group shall include any entity that he or they directly or indirectly own an aggregate interest of ten percent (10%) or more of the legal or beneficial equity interest and any parent, subsidiary or affiliate of a Rubinson entity. In the event that the divesture is completed within such six (6) month period, then IFFC shall have no obligation to pay the Development Fee. Mr. Rubinson has personally guaranteed payment of the Development Fee.

      IFFC and BKC have terminated the eight (8) existing Franchise Agreements between the parties and have entered into eight (8) new franchise agreements. IFFC must pay to BKC a franchise fee of $40,000 for each new franchise agreement with a term of twenty (20) years, and $25,000 for each new franchise agreement with a term of ten (10) years. The royalty rate shall be 5% and the advertising contribution shall be 6%.

      The Development Agreement has been signed by IFFC to IFFP, however, IFFC remains liable for the obligations contained in the Development Agreement.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
         ------------------------------------------------------------------

      (c)   Exhibits:

            99.1 Restaurant Development Agreement dated March 14, 1997 between BKC and IFFC (IFFC has requested of the Securities and Exchange Commission that certain portions of the Development Agreement receive confidential treatment).

            99.2 Form of Franchise between BKC and IFFC (IFFC has requested of the Securities and Exchange Commission that certain portions of the Development Agreement receive confidential treatment).























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


                                   SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    INTERNATIONAL FAST FOOD CORPORATION


                                    By: /s/ Mitchell Rubinson
                                       -----------------------------------------
                                         MITCHELL RUBINSON, President


DATED:  April 3, 1997
































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